Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-254870) on Form S-3 of our report dated March 29, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 24, 2021, with respect to the consolidated balance sheet of Boston Omaha Corporation and subsidiaries as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K/A of Boston Omaha Corporation.

Omaha, Nebraska

May 24, 2021